Exhibit 10.2

THIRD AMENDMENT TO
ENERGY PARTNERS, LTD.
CHANGE OF CONTROL SEVERANCE PLAN

The Energy Partners, Ltd. Change of Control Severance Plan, as amended by the First and Second Amendments thereto, is hereby amended in the following respects:

1. The last sentence of subsection (h) of Section 2 is amended to read in its entirety as follows:

“A termination of employment by the Participant shall not be considered to be for Good Reason unless (i) the Participant provides written notice to the Company of the existence of the condition constituting Good Reason and the Company fails to remedy the condition within thirty (30) days after receiving such notice, and (ii) the termination of employment occurs within sixty (60) days after the Participant has knowledge of the condition constituting Good Reason.”

2. The sentence of Section 5 added by item 5 of the First Amendment thereto is deleted in its entirety.

3. Section 7 is amended by adding the following sentence after the first sentence thereof:

“Any reduction pursuant to the preceding sentence shall be made by reducing first the severance benefit described in Section 5(a) of this Plan.”

4. The third sentence of Section 7 (which was the second sentence prior to the amendment made pursuant to item 3 above) is amended to read in its entirety as follows:

“If, as a result of subsequent events or conditions (including a subsequent payment or absence of a subsequent payment under this Plan or other plans, programs, arrangements or agreements maintained by the Company or one of its affiliates), it is determined that payments under this Plan to a Participant have been reduced by more than the minimum amount required to prevent any payments from constituting an “excess parachute payment,” then an additional payment shall be made to the Participant on such date as may be determined by the Committee but not later than 60 days after the applicable event or condition in an amount equal to the additional amount that can be paid without causing any payment to constitute an ‘excess parachute payment.’”

5. Section 17 (added by the First Amendment) is amended to read in its entirety as follows:

“17.           Compliance with Code Section 409A.  In the event that it shall be determined that any payments or benefits payable in re-

spect of any Participant under this Plan constitute nonqualified deferred compensation covered by Code Section 409A for which no exemption under Code Section 409A or the regulations thereunder is available (“Covered Deferred Compensation”), then notwithstanding anything in this Plan to the contrary, (i) if the Participant is a “specified employee” (within the meaning of Code Section 409A and the regulations thereunder and as determined by the Company in accordance with said Section 409A) at the time of the Participant’s separation from service (as defined below), the payment of any such Covered Deferred Compensation payable on account of such separation from service shall be made no earlier than the date which is 6 months after the date of the Participant’s separation from service (or, if earlier than the end of such 6-month period, the date of the Participant’s death), and (ii) the Participant shall be deemed to have terminated from employment for purposes of this Plan if and only if the Participant has experienced a “separation from service” within the meaning of said Section 409A and the regulations thereunder.  To the extent any payment of Covered Deferred Compensation is subject to the 6-month delay, such payment shall be paid immediately after the end of such 6-month period (or the date of death, if earlier).  The provisions of this Plan relating to such Covered Deferred Compensation shall be interpreted and operated consistently with the requirements of Code Section 409A and the regulations thereunder.”

Dated: November 13, 2008
ENERGY PARTNERS, LTD. By: /s/ John H. Peper John H. Peper Executive Vice President, General Counsel and Corporate Secretary